UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 16, 2025
Date of Report (Date of earliest event reported)

Southside Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Texas	000-12247	75-1848732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 S. Beckham Avenue,	Tyler,	TX	75701
(Address of Principal Executive Offices)			(Zip Code)

Registrant's telephone number, including area code: (903) 531-7111

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $1.25 par value	SBSI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2025, the Board of Directors (the “Board”) of Southside Bancshares, Inc. (the “Company”) and Southside Bank (the “Bank”), a subsidiary of the Company, elected to increase the size of the boards of directors of the Company and the Bank by three to fourteen members with the appointment of Keith M. Donahoe, Jeb W. Jones, and Raymond C. McKinney, CPA, to serve as members of the boards, effective November 15, 2025.

Mr. Donahoe, President of the Company and the Bank, will not receive any additional compensation for serving on the Board. Mr. Donahoe will serve on the Bank's Executive/Loan and Discount Committee, Trust Committee and Investment/Asset-Liability Committee (“ALCO”).

Mr. Jones is the Chief Executive Officer of Pro Star Rental, a multi-site equipment rental company in Texas, a spin-off of the Cassity Jones Companies in 2015 through Pro Star Capital LP, in which he serves as President and General Partner. Prior to the spin off, he served as the Chief Operating Officer of the Cassity Jones Companies, a portfolio of real estate supply and service companies, which includes building material supply, flooring, commercial construction, and commercial real estate, from 2009 to 2015. Mr. Jones began his career in management consulting and financial valuation before joining Tenet Healthcare, where he held various management positions throughout Texas from 2002 to 2009, including Chief Operating Officer of Nacogdoches Medical Center. Mr. Jones has served on the boards of numerous organizations including: Vice Chair of the Christus Health Northeast Texas Region, Past Chair of Hospice of East Texas, Past Chair of the City of Tyler Planning and Zoning Commission and executive committee of The Texas Lyceum. He holds a BA in economics from Texas A&M University and an MBA from Harvard Business School. Mr. Jones will serve on the Bank's Executive/Loan and Discount Committee, Trust Committee and ALCO.

Mr. McKinney is Chief Executive Officer and President of the The Genecov Group, a real estate and oil & gas investment company based in Tyler, Texas, a position he has held since 2016. Prior to joining the Genecov Group in 2015, he served as a Partner at Gollob Morgan Peddy P.C., an East Texas public accounting firm, from 2013 to 2014, and held various senior positions with the accounting firm previously. Mr. McKinney currently serves as a member of the UT Health Tyler Board of Trustees, the UT Tyler Audit Committee and is a Past Chairman of the Tyler Economic Development Council. He is a graduate of Louisiana Tech University and a licensed Certified Public Accountant. Mr. McKinney will serve on the Company's Audit Committee and Risk Committee, and the Bank's Executive/Loan and Discount Committee and Compliance/IT/CRA Committee.

Initial terms of office for Mr. Donahoe, Mr. Jones and Mr. McKinney will expire at the Company's 2026 Annual Meeting of Shareholders. Compensatory arrangements for Mr. Jones and Mr. McKinney are consistent with the Company’s previously disclosed standard arrangements for non-employee directors. Such arrangements are described in the Company’s proxy statement for its 2025 Annual Meeting of Shareholders filed on March 27, 2025. Mr. Donahoe will not receive any additional compensation for serving on the Board.

In addition, on October 16, 2025, the boards of the Company and the Bank, approved the appointment of Mitchell Craddock to Chief Operating Officer of the Company and Bank, effective upon the retirement of Brian K. McCabe on November 14, 2025, as previously announced on August 5, 2025.

Mr. Craddock, 45, has served as Executive Vice President and Associate Chief Operations Officer of the Bank since joining the Bank in August 2024. Mr. Craddock previously served at Q2, a digital banking solutions company, from 2011 - 2024, and most recently as Vice President of Premier Solutions at Q2, where his role included creating vision and strategy for business development and streamlining processes and systems to drive revenue growth and improve operational efficiencies. He also previously served in various information technology and bank operations roles with Southside Bank from 2002 - 2011. Mr. Craddock has over 20 years of experience in the banking industry.

“It is with great sadness we report, on October 5, 2025, William Sheehy, Director Emeritus, passed away. We were blessed by Mr. Sheehy's leadership and dedicated service for many years. He began as a director in 1983 and served on the board until 2023, and subsequently as Director Emeritus. He will be greatly missed by all at Southside,” stated Lee R. Gibson, Chief Executive Officer.

Item 8.01. Other Events.

On October 16, 2025, the Board of the Company increased it's authorization under the Company's current Stock Repurchase Plan (the “Plan”) by 1.0 million shares, for a total authorization to repurchase up to 2.0 million shares of the Company's common stock from time to time. Under the Plan, previously approved on July 20, 2023, the Company has purchased approximately 868,000 shares at an average price per share of $28.43, resulting in approximately 1.1 million shares remaining.

Repurchases may be carried out in open market purchases, privately negotiated transactions or pursuant to any trading plan that might be adopted in accordance with Rule 10b5-1 of the Exchange Act, as amended. The Company has no obligation to repurchase any shares under the Stock Repurchase Plan and may modify, suspend or discontinue the plan at any time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southside Bancshares, Inc.

Date: October 16, 2025	By:	/s/ JULIE N. SHAMBURGER
Julie N. Shamburger, CPA
Chief Financial Officer
(Principal Financial Officer)